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                                                                    EXHIBIT 2.02

THIS DOCUMENT HAS BEEN ELECTRONICALLY ENTERED IN THE RECORDS OF THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF OHIO.

IT IS SO ORDERED.

                                                /s/ John E. Hoffman, Jr.
DATED: SEPTEMBER 13, 2004                       --------------------------------
                                                John E. Hoffman, Jr.
                                                United States Bankruptcy Judge

                      IN THE UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION

IN RE:                                     :       Chapter 11
METATEC, INC.,                             :
                                           :
       Debtor and Debtor-in-Possession.    :       Case No. 03-65902
                                           :
                                           :
                                           :       Judge John E. Hoffman, Jr.
                                           :

          ORDER CONFIRMING DEBTOR'S SECOND AMENDED LIQUIDATING PLAN OF
                 REORGANIZATION DATED JULY 21, 2004, AS MODIFIED

      Confirmation of DEBTOR'S SECOND AMENDED LIQUIDATING PLAN OF REORGANIZATION DATED JULY 21, 2004, AS MODIFIED, filed by Metatec, Inc., debtor and debtor-in-possession ("Debtor"), on September 3, 2004 (doc. 450) (the "Plan"), was considered at a hearing before the Court on September 9, 2004.

      The Court, having considered the Plan, the statements of counsel, the evidence presented or proffered, the pleadings, the record in this case, and being otherwise fully advised, makes the

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following findings of fact and conclusions of law for purposes of Bankruptcy
Rules 7052 and 9014:

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

      A. On July 22, 2004, after notice and a hearing, the Court entered an order (the "Disclosure Order") (i) approving Debtor's Second Amended Disclosure Statement, as filed with the Court on July 21, 2004 in support of the Plan (doc.
314) (the "Disclosure Statement"), as containing "adequate information" (as defined in section 1125 of Title 11 of the United States Code, as amended (the "Bankruptcy Code")) and (ii) authorizing the dissemination of the Disclosure Statement and Plan for voting.

      B. Pursuant to the Disclosure Order, Debtor thereafter transmitted (or caused to be transmitted) copies of the Disclosure Order, the Disclosure Statement, the Plan, and a form of ballot to all parties eligible to vote on the Plan and to other creditors and parties in interest of record, in order to solicit acceptances of the Plan from holders of Claims(1) and Equity Interests, as permitted under sections 105, 1126 and 1127 of the Bankruptcy Code.

      C. On September 9, 2004, the Court conducted a hearing (the "Confirmation Hearing") on confirmation of the Plan, in accordance with section 1128 of the Bankruptcy Code, and after due and proper notice to all holders of Claims, Equity Interests, and to various other parties in interest, as evidenced by a Certificate of Service on file with the Court (doc. 422). Such is adequate and sufficient notice of the Confirmation Hearing under the particular circumstances and for purposes of sections 102(1), 105, 1127, 1127, 1128 and 1129 of the Bankruptcy Code and Rules 2002, 3017, 3018 and 3019 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), and other applicable law and rules of Court.

----------
(1) All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

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      D. At the Confirmation Hearing, the Court received such evidence and arguments of counsel as it deemed appropriate.

      E. This Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 1334 and 157(a). This is a "core" proceeding pursuant to 28 U.S.C.
Section 157(b)(2)(A), (L), and (O).

      F. Notice and distribution of the Disclosure Statement and the Plan were appropriate under all of the particular facts and circumstances of this Chapter 11 case. The notice of and opportunity for hearings on these matters likewise were appropriate in the particular circumstances.

      G. The Plan properly classifies Claims and Equity Interests and properly designates such Classes.

      H. The Plan properly specifies the Classes of Claims or Equity Interests that are not impaired under the Plan.

      I. The Plan properly specifies the treatment of Classes of Claims or Equity Interests that are impaired under the Plan.

      J. The Plan properly provides the same treatment for each Claim or Equity Interest within each particular Class.

      K. The procedures by which the ballots were distributed and tabulated were properly conducted and fair.

      L. Debtor tabulated the ballots, and prepared a certification that reflected the acceptances and rejections made by holders of impaired Claims and Equity Interests, whose votes were solicited by Debtor. All Classes eligible to vote on the Plan voted in favor of the Plan. Based upon the submission of ballots and Debtor's certification of acceptances and

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rejections of the Plan, pursuant to section 1126(c) and (f) of the Bankruptcy
Code, the following Classes voted to accept the Plan or are deemed to have accepted the Plan:

            a. Class 1 (Secured Claims) is unimpaired and is deemed to have accepted the Plan.

            b. Class 2 (Priority Claims) is unimpaired and is deemed to have accepted the Plan.

            c. Class 3 (General Unsecured Claims) is impaired and voted to accept the Plan.

            d. Class 4 (Equity Interests) is impaired and voted to accept the Plan.

      M. The Plan has been proposed in good faith and not by any means forbidden by law.

      N. Debtor has demonstrated its ability to meet its financial obligations under the Plan effective as of the Effective Date. The Plan therefore is feasible and provides adequate means for its implementation.

      O. Any payment made or to be made by Debtor in accordance with the Plan has been approved by, or is subject to the approval of, this Court as reasonable.

      P. The Plan has been accepted by each Class which is impaired under the Plan and/or each such Class will receive or retain under the Plan on account of such impaired Claim or Equity Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if Debtor was liquidated under Chapter 7 of the Bankruptcy Code.

      Q. As of the Effective Date, Debtor should be able to pay the full amount of all Allowed Administrative Expense Claims, Allowed Tax Claims and Allowed Priority Claims, as provided in the Plan, in conformity with section 1129(a)(9) of the Bankruptcy Code.

      R. Classes 3 and 4 are the only impaired Classes of Claims under the Plan and have accepted the Plan. Therefore, at least one impaired Class of Claims accepted the Plan, which

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acceptance has been determined without including any acceptance of the Plan by an insider holding a Claim in such Class.

      S. All fees payable under 28 U.S.C. Section 1930 have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan (or, if such fees become due post-Confirmation, as and when such fees become due post-Confirmation).

      T. Debtor has no retirees to whom it must continue payment of retiree benefits post-Confirmation.

      U. The Plan meets all requirements for confirmation set forth in sections 1129(a) and 1129(b) of the Bankruptcy Code, as applicable.

      V. The Plan meets the requirements of section 1127 of the Bankruptcy Code. Any conditions precedent that may exist to Confirmation of the Plan should be timely satisfied.

      W. The Plan, as modified and filed with the Court on September 3, 2004 (doc. 450), does not adversely change the treatment of the Claim of any creditor or the interest of any Equity Interest holder who has not accepted the modification in writing.

      Based on the foregoing findings of fact and conclusions of law (and those made during the Confirmation Hearing, which are incorporated herein for all purposes),

      IT IS HEREBY ORDERED THAT:

      1. The Plan is hereby CONFIRMED and APPROVED in all respects pursuant to sections 1129(a) and 1129(b) of the Bankruptcy Code, as applicable.

      2. The Plan shall be and is binding upon Debtor, the Plan Administration Committee, any entity acquiring property under the Plan, and any holder of a Claim against or Equity Interest in Debtor, regardless of whether a proof of Claim or Equity Interest therefore was

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filed, whether the Claim or Equity Interest is an Allowed Claim or an Allowed
Equity Interest, or whether the holder thereof voted to accept the Plan.

      3. The Plan, as modified, satisfies the requirements set forth in section 1127(a) and does not adversely change the treatment of the Claim of any creditor or the interest of any Equity Interest holder who has not accepted the modification in writing. Accordingly, the Plan shall be deemed accepted by all Creditors and Equity Interest holders who have voted to accept the Plan pursuant to Bankruptcy Rule 3019 and Debtor shall not be required to solicit approval of the modifications.

      4. Upon the Effective Date, all of the interests and property of the Debtor, tangible and intangible, whether acquired before or after the Petition Date or the Effective Date, shall be vested in the Debtor as it shall be constituted after the Effective Date, subject to the liens and interests of the holders of Allowed Secured Claims, Administrative Expense Claims, Priority Claims, Tax Claims and Unsecured Claims. The Debtor shall continue to exist from and after the Effective Date solely for the purposes of winding up its affairs and implementing the terms and conditions of the Plan.

      5. The Plan Administration Committee will be Debtor's principal agent for managing, administering, liquidating, and disbursing its assets and, subject to the Court's jurisdiction, will exercise all of the powers and duties set forth in the Plan and in accordance with the bylaws attached as Exhibit D to the Plan. No entity other than an entity entitled to receive a payment or distribution under the Plan will have any recourse against the Debtor, the Estate or the Plan Administration Committee or its members.

      6. The Plan Administration Committee, as the representative of the Debtor, will manage and administer the Debtor's assets solely for the benefit of the entities holding Allowed

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Claims. From and after the Effective Date, the Plan Administration Committee is
authorized to take any action reasonable and necessary to implement the Plan and to wind up the Estate.

      7. As of the Effective Date, and contingent upon the appointment of the Plan Administration Committee, the Creditors Committee members shall be released and discharged from all rights and duties arising from or related to this Case except for their duties regarding final applications for compensation and their rights and duties under Article VI of the Plan.

      8. As of the Effective Date, any Causes of Action, including Avoidance Actions, that already are pending, that exist, or that otherwise have accrued to Debtor or its Estate, shall vest in Debtor and Debtor and the Plan Administration Committee shall have the authority to prosecute such Causes of Action after the Effective Date as provided in the Plan. The rights of Debtor and the Plan Administration Committee to commence and prosecute Causes of Action and Avoidance Actions shall not be abridged or materially altered in any manner by reason of Confirmation of the Plan. The Plan Administration Committee shall determine which Avoidance Actions to commence and shall direct counsel to file and prosecute the same. No Avoidance Action may be settled, compromised or litigated without prior approval of the Plan Administration Committee.

      9. No defendant party to any Causes of Action or Avoidance Actions shall be entitled to assert any defense based, in whole or in part, upon Confirmation of the Plan, and the Plan's Confirmation shall not have any res judicata or collateral estoppel effect upon the commencement and prosecution of Causes of Action and Avoidance Actions.

      10. The Plan Administration Committee or any other party in interest shall be entitled to file objections to proofs of Claim. Objection to proofs of Claim must be filed on or before ninety (90) days following the Effective Date.

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      11. With the exception of (i) those executory contracts and unexpired leases which either have been assumed or assumed and assigned by Debtor prior to the Confirmation Date, or (ii) those executory contracts and unexpired leases which have already been rejected pursuant to section 365 of the Bankruptcy Code, each executory contract and unexpired lease entered into by Debtor prior to the Petition Date which has not previously expired or terminated pursuant to its own terms shall be deemed rejected by operation of the Plan pursuant to section 365 of the Bankruptcy Code, effective as of the Effective Date. Pursuant to section 365 of the Bankruptcy Code, such rejections are hereby authorized and approved as of the Effective Date.

      12. Claims for damages on account of executory contracts or unexpired leases that were rejected ON OR PRIOR TO the Claims Bar Date that were not filed by that date shall be disallowed and forever barred, unless a different bar date was otherwise provided for certain Claims pursuant to a Final Order of the Court, in which case such Claims shall be disallowed and forever barred if not filed within the time period in such Final Order. Claims based on any contracts or unexpired leases that were rejected AFTER the Claims Bar Date must be filed on or before that date which is thirty (30) days after the Effective Date or they shall be disallowed and forever barred, unless such Claims were required to be filed earlier pursuant to a Final Order of the Court, in which case such Claims shall be disallowed and forever barred if not filed within the time period in such Final Order. Allowed Claims based on rejected executory contracts or unexpired leases are treated as Class 3 Claims. Allowed Claims for cure amounts arising in connection with assumed executory contracts or unexpired leases are treated pursuant to the terms of the Final Orders approving such assumption and assignment.

      13. The Court shall retain and have exclusive jurisdiction in these matters following entry of this Confirmation Order for the following purposes:

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            (a)   the allowance, disallowance, reconsideration, estimation,
                  valuation, compromise, settlement, adjustment, classification, treatment or liquidation of Claims against the Estate and objections thereto;

            (b) the assumption, assignment or rejection of any executory contract or unexpired lease;

            (c) applications for allowance of compensation and reimbursement of expenses arising out of or related to the Case or any Claim or Equity Interest;

            (d) any and all motions, applications or adversary proceedings in connection with any Avoidance Action and/or Cause of Action;

            (e) applications, adversary proceedings, contested matters and litigated matters;

            (f) the enforcement and administration of the provisions, purposes and intent of the Plan;

            (g)   requests for payment of Claims entitled to priority under
                  Section 507(a) of the Bankruptcy Code, including compensation and reimbursement of expenses for Professionals, to the extent Court approval therefor is required under the Plan or the Confirmation Order;

            (h) the modification of the Plan pursuant to Section 1127 of the Bankruptcy Code;

            (i) such other matters as may be provided under the Bankruptcy Code, the Plan, the Confirmation Order, or other applicable law; and

            (j) entry of a final order closing the Case, including final allowance of Professional fees and expenses, and provisions for injunctive relief as may be equitable, consistent with Bankruptcy Rule 3022.

      14. Subject to the Court's power under 28 U.S.C. Section 157 and the Court's retention of jurisdiction provided in this section, the Court shall retain jurisdiction over Debtor's chapter 11 case to hear and determine any and all applications, adversary proceedings and contested and litigated matters pending on the Effective Date or thereafter instituted by or on behalf of the Plan Administration Committee and/or the Estate.

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      15. The provisions of this Confirmation Order shall not be severable and are mutually dependent.

      16. The automatic stay of section 362 of the Bankruptcy Code shall remain in full force and effect until the Effective Date, subject to extension upon application to the Court.

      17. Upon the Effective Date, Debtor, the Plan Administration Committee and each other person or entity having duties or responsibilities under the Plan, and all documents related thereto, and their respective directors, officers, general partners, managers, agents, representatives, and attorneys, are authorized and empowered to: (a) carry out all of the provisions of the Plan and such plan documents; (b) to issue, execute, deliver, file and record, as appropriate, the Plan, the plan documents and any related agreements; (c) to take any action contemplated by the Plan, the plan documents or this Confirmation Order, and (d) to issue, execute, deliver, file and record, as appropriate, such other contracts, instruments, releases, deeds, bills of sale, assignments, or other agreements, and to perform such other acts as are consistent with, and necessary or appropriate to, implement, effectuate and consummate the Plan, the plan documents and this Confirmation Order and the transactions contemplated thereby and hereby, all without further applications to, or order of, the Court.

      18. The Managing Officer of Debtor shall be, and hereby is, authorized to certify or attest to any of the foregoing actions and to execute such documents as may be necessary to effectuate the Plan and such plan documents as described above. Without limiting the generality of the foregoing, this Confirmation Order shall constitute all approvals and consents, if any, required by the laws of the State of Ohio and all other applicable business corporation, trust and other laws of the applicable governmental units with respect to Debtor's implementation and

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consummation of the Plan, the plan documents and this Confirmation Order and the transactions contemplated thereby.

      19. Pursuant to section 1146(c) of the Bankruptcy Code, there shall be no taxes, including, but not limited to, stamp taxes, charged by any state or any subdivision thereof respecting any transfer of property under the Plan.

      20. There being no just reason for delay, the Clerk of this Court shall enter this Confirmation Order in the records of Debtor's Case as a final order and judgment, pursuant to Bankruptcy Rule 5003, Federal Rule of Civil Procedure 54 (made applicable herein by Bankruptcy Rule 7054) and Federal Rule of Civil Procedure 58 (made applicable herein by Bankruptcy Rule 9021).

      21. Promptly after entry of this Confirmation Order, the Clerk of the Court or the Debtor, as the Court may direct, shall give Debtor, as applicable, all creditors, all holders of Equity Interests, all parties who have appeared and requested notice pursuant to Bankruptcy Rule 2002, and other parties in interest a written notice of entry of the Confirmation Order by first class United States Mail, as provided in Bankruptcy Rules 2002(f)(7) and 3020(c). The foregoing notice and service is and shall be adequate and sufficient notice of the entry of this Confirmation Order, pursuant to sections 102(l) and 1129 of the Bankruptcy Code, Bankruptcy Rules 2002, 3020, 9007, 9021, 9022, and other applicable law and rules of Court.

      22. To the extent that there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Confirmation Order, the terms and conditions of the Plan shall govern.

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Respectfully submitted by:

SCHOTTENSTEIN, ZOX & DUNN CO., LPA

/s/ E. James Hopple
-------------------------------------
E. James Hopple (0019298)
Schottenstein, Zox & Dunn Co., LPA
P. O. Box 165020
Columbus, Ohio 43216-5020
Telephone: (614) 462-2305
Facsimile: (614) 462-5135

Counsel for Debtor and Debtor-in-Possession

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